UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

MARTIN MIDSTREAM PARTNERS L.P.
(Name of Registrant as Specified In Its Charter)

NUT TREE CAPITAL MANAGEMENT L.P. NUT TREE CAPITAL MANAGEMENT GP, LLC JARED R. NUSSBAUM CASPIAN CAPITAL L.P. CASPIAN CAPITAL GP LLC ADAM COHEN DAVID CORLETO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Nut Tree Capital Management L.P., a Delaware limited partnership (“Nut Tree”), and Caspian Capital L.P., a Delaware limited partnership (“Caspian”), together with the other participants named herein, have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with their opposition to proposals to be presented at a special meeting of common unitholders (the “Special Meeting”) of Martin Midstream Partners L.P., a Delaware limited partnership (the “Company”), in connection with the Company’s agreement and plan of merger with Martin Resource Management Corporation and certain of its affiliates.

Item 1: On December 16, 2024, Nut Tree and Caspian issued the following press release:

Nut Tree Capital Management and Caspian Capital Send Letter to Unitholders Reiterating Why Martin Midstream Partners L.P. Unitholders Should Vote “AGAINST” the Value Destructive Merger with Martin Resource Management Corp.

Letter Highlights False and Misleading Statements Made by MMLP in Attempt to Push Through Merger Enriching Ruben Martin and MRMC at Expense of Other MMLP Unitholders

New York – December 16, 2204 – Nut Tree Capital Management L.P. (“Nut Tree”) and Caspian Capital L.P. (“Caspian”), which together with their affiliates have combined exposure in Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Company”) of approximately 13.6% of the outstanding common units, today sent a letter to MMLP’s common unitholders urging them to vote “AGAINST” the sale of MMLP to Martin Midstream Resource Corporation (“MRMC”) for $4.02 per common unit (the “Merger”) at the Company’s upcoming meeting of unitholders scheduled for Monday, December 30, 2024 at 10:00 AM Central time.

The full text of the letter can be found here and is also available at www.ProtectMMLPValue.com.

Advisors
Olshan Frome Wolosky LLP and Latham & Watkins LLP are serving as legal counsel to Nut Tree and Caspian.

About Caspian Capital LP
Caspian Capital LP's absolute return strategy was founded in 1997 and is focused on performing, stressed, distressed corporate credit, and value equities. Caspian currently oversees $4.6 billion in assets under management.

About Nut Tree Capital Management LP
Nut Tree Capital, founded in 2015, implements a fundamentals-based strategy focused on distressed credit, stressed/event-driven credit and value equities. Nut Tree currently oversees $4 billion in assets.

Contacts
For Investors:
John Ferguson/Joe Mills
Saratoga Proxy Consulting LLC
(212) 257-1311/ (888) 368-0379
info@saratogaproxy.com

For Media:
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170

Item 2: Also, on December 16, 2024, Nut Tree and Caspian issued materials to the Company’s unitholders, a copy of which is attached hereto as Exhibit 1 and incorporated by reference. Such materials were also posted to www.ProtectMMLPValue.com.